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                                                                    EXHIBIT 4.5A


                             AWARD AGREEMENT UNDER
                           CROSS TIMBERS OIL COMPANY
                           1998 STOCK INCENTIVE PLAN
                           -------------------------



     THIS AGREEMENT is entered into this ______ day of ______, 1998, between Cross Timbers Oil Company, a Delaware corporation (herein called "Company"), and _____________ (herein called "Grantee"), pursuant to the provisions of the Cross Timbers Oil Company 1998 Stock Incentive Plan (herein called the "Plan"). The Compensation Committee of the Board of Directors of the Company has determined that Grantee is eligible to be a participant in the Plan and, to carry out its purposes, has this day autho rized the grant, pursuant to the Plan, of the options set forth below to Grantee.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

     1. GRANT OF OPTIONS. Subject to all of the terms, conditions, and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee options pursuant to which Grantee shall have the right and option under the Plan to purchase from the Company all or any part of an aggregate of _____ shares of the common stock of the Company, of the par value of one cent ($0.01) per share ("Common Stock"), which shares shall consist of authorized but unissued shares or issued shares reacquired by the Company. Such options are not intended to be Incentive Stock Options, as defined in the Plan.

     2. OPTION PRICE. The option or purchase price payable by Grantee to the Company in exercise of this option shall be $_____ per share, being the fair market value
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of the Common Stock of the Company on this date (the "Grant Date") as determined according to the Plan. Upon exercise of this option, Grantee must pay to the Company, in full, the option price for the shares of Common Stock issuable pursuant to such exercise with cash. Grantee may also pay to the Company, in full, the option price with Common Stock owned by Grantee on the date of exercise or Common Stock acquired pursuant to such exercise, provided that Grantee provides satisfactory evidence, in the opinion of the Secretary or any Assistant Secretary of the Company, that Grantee directly owns or owns through a brokerage account on the date of exercise shares of Common Stock sufficient to pay the option price, and that the Grantee has owned such shares for six months or more (such Common Stock being valued at fair market value on the date of such exercise).

     3.   EXERCISE PERIOD.

     (a) One-fifth of the options granted on a Grant Date will become exercisable on each of the first, second, third, fourth, and fifth anniversaries of such Grant Date. Alternatively, one-half of the total number of options granted will become exercisable when the Common Stock closes on the New York Stock Exchange at or above $______ per share. If the Common Stock closes on the New York Stock Exchange at or above $______ per share, then the remaining options granted will become exercisable. If the Common Stock is not listed on the New York Stock Exchange, then any reference in this Agreement to the New York Stock Exchange will be deemed to be the principal securities exchange on which the Common Stock is traded.

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     (b)  The right to exercise options will be cumulative.  An option must be exercised in multiples of 10% of the options then exercisable.

     (c) Any options which remain unexercised on the tenth anniversary of the Grant Date will expire.

     (d) Options may be exercised only if the Common Stock is duly registered under the Securities Act of 1933 and applicable state securities laws, or unless the issuance is exempt from such registrations.

     4. NO EMPLOYMENT COMMITMENT. Grantee acknowledges that neither the grant of options nor the execution of this Agreement by the Company shall be interpreted or construed as imposing upon the Company an obligation to retain Grantee's services for any stated period of time, which employment shall continue to be at the pleasure of the Company at such compensation as it shall determine, unless otherwise provided in a written employment agreement.

     5.   GRANTEE'S AGREEMENT.  Grantee expressly and specifically agrees that:

     (a) With respect to the calendar year in which such options are exercised, Grantee shall include in his gross income for federal income tax purposes the amount, if any, by which the fair market value of the stock on the date of exercise, as determined in Section 6.7(d) of the Plan, exceeds the option price;

     (b) The grant of options is special incentive compensation which shall not be taken into account as "wages" or "salary" in determining the amount of

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          payment or benefit to Grantee under any pension, thrift, stock, or deferred compensation plan of the Company; and

     (c) In behalf of Grantee's beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company or any subsidiary.

     6. OTHER TERMS, CONDITIONS, AND PROVISIONS. As previously provided, the options herein granted by the Company to Grantee are granted subject to all of the terms, conditions, and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan certified by the Secretary of the Company, and the parties agree that the entire text of such Plan be, and it is hereby incorporated herein by reference as fully as if copied herein in full.
Reference to such Plan is therefore made for a full description of the rights and methods of exercise of the options, the effect of Grantee's termination of employment, the adjustments to be made in the event of changes in the capital structure of the Company, and of all of the other provisions, terms, and conditions of the Plan applicable to the options granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of the Plan will be controlling.

     7. TRANSFERABILITY. The options granted hereunder are not transferable or assignable by Grantee except by will or the laws of descent and distribution.

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     IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

ATTEST:                                CROSS TIMBERS OIL COMPANY



                                       By:
--------------------------------          --------------------------------
Virginia Anderson,                     Name:   Bob R. Simpson
Secretary                              Title:  Chairman of the Board and
                                               Chief Executive Officer



                                          --------------------------------


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